As filed with the Securities and Exchange Commission on June 29, 2007

Registration No. 333-122439

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

ON

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ClearPoint Business Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-0434371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1600 Manor Drive, Suite 110

Chalfont, PA 18914

(215) 997-7710

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Ferguson

President

c/o ClearPoint Business Resources, Inc.

1600 Manor Drive, Suite 110

Chalfont, PA 18914

(215) 997-7710

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Alan L. Zeiger, Esquire

Alan H. Lieblich, Esquire

Blank Rome LLP

One Logan Square

Philadelphia, Pennsylvania 19103-6998

(215) 569-5500

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 on Form S-3 contains an updated prospectus relating to the offering and sale of (i) shares of common stock issuable upon exercise of warrants that were issued to public investors in connection with the registrant’s initial public offering and (ii) units, issuable upon exercise of an option sold to the representative of the underwriters in connection with the registrant’s initial public offering, warrants and shares of common stock included as part of the units and shares of common stock issuable upon exercise of warrants included as part of the units to, and resale by, the securityholders named under the caption “Selling Securityholders” in this prospectus, as initially registered by Terra Nova Acquisition Corporation, the former name of the registrant, on the Registration Statement on Form S-1 (File No. 333-122439), as amended, declared effective by the Securities and Exchange Commission (the “SEC”) on April 18, 2005. This Post-Effective Amendment No. 1 on Form S-3 is being filed in compliance with Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”) and to convert such Registration Statement on Form S-1 into a Registration Statement on Form S-3 in reliance upon Rule 401 promulgated under the Securities Act. The prospectus included in this Post-Effective Amendment No. 1 supersedes and replaces in its entirety the prospectus dated April 18, 2005 that was filed pursuant to Rule 424(b)(3) with the SEC on April 19, 2005. All filing fees payable in connection with the registration of all of the foregoing securities were previously paid in connection with the filing of the original registration statement.

The information in this prospectus is not complete and may be changed. We and the selling securityholders, as applicable, may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 29, 2007

PROSPECTUS

CLEARPOINT BUSINESS RESOURCES, INC.

240,000 Units Included in Purchase Option

240,000 Shares of Common Stock Included as Part of the Units in Purchase Option

480,000 Warrants Included as Part of the Units in Purchase Option

480,000 Shares of Common Stock Underlying Warrants Included as Part

of the Units in Purchase Option

11,040,000 Shares of Common Stock Underlying Warrants in Original Issuance

In connection with the initial public offering of ClearPoint Business Resources, Inc. (referred to as “ClearPoint”), formerly Terra Nova Acquisition Corporation, ClearPoint sold to the representative of the underwriters in such offering (referred to as the “representative”), an option to purchase 240,000 units at a purchase price of $9.90 per unit (referred to as the “representative’s unit purchase option”).

This prospectus relates to (i) 240,000 units issuable upon exercise of the representative’s unit purchase option; (ii) 240,000 shares of our common stock, par value $.0001 per share, included as part of the units in the representative’s unit purchase option; (iii) 480,000 warrants included as part of the units in the representative’s unit purchase option; (iv) 480,000 shares of our common stock issuable upon exercise of the warrants included as part of the units in the representative’s unit purchase option and resale by the selling securityholders of the securities listed in (i) through (iv) above; and (v) 11,040,000 shares of our common stock issuable upon the exercise of warrants (collectively referred to as the “securities”) originally issued in our initial public offering pursuant to a prospectus dated April 18, 2005. The registration statement of which this prospectus forms a part covers shares of our common stock issuable upon exercise of the warrants issued in connection with our initial public offering, the units underlying the representative’s unit purchase option, the shares of common stock and the warrants included as part of such units and the shares of common stock underlying the warrants included as part of such units. The units issuable upon the exercise of the representative’s unit purchase option are identical to the units that were offered in our initial public offering except that the warrants included in the initial public offering have an exercise price of $5.00 and the warrants included in the representative’s unit purchase option have an exercise price of $6.65 per share.

The selling securityholders can use this prospectus to purchase the units underlying the representative’s unit purchase option by exercising the representative’s unit purchase option. We will receive $9.90 per unit upon the exercise of the representative’s unit purchase option. The warrant holders can use this prospectus to purchase some or all of the shares of our common stock by exercising those warrants. We will receive $5.00 ($6.65 with respect to warrants included in the representative’s unit purchase option) per share upon the exercise of a warrant into one share of our common stock. The selling securityholders named in this prospectus may sell all or a portion of their securities through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale by the selling securityholders of the units, the warrants or common stock included as part of the units in the representative’s unit purchase option or the sale by the warrant holders of the common stock issuable upon exercise of the warrants.

Our common stock, warrants and units are listed on The NASDAQ Capital Market under the symbols “CPBR,” “CPBRW” and “CPBRU,” respectively. On June 28, 2007, the last sale price of the common stock as reported on The NASDAQ Capital Market was $4.98 per share; on June 28, 2007, the last sale price of the warrants as reported on The NASDAQ Capital Market was $0.75 per warrant; and on June 26, 2007, the last sale price of the units as reported on The NASDAQ Capital Market was $6.51 per unit.

The purchase of our common stock, warrants and units involves a high degree of risk. You are urged to carefully read the “ Risk Factors” section beginning on page 3 of this prospectus which describes specific risks and certain other information associated with an investment in our securities that you should consider before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2007.

i

PRELIMINARY NOTES

You should rely only on the information contained in or incorporated by reference into this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Unless otherwise indicated, we refer to ClearPoint Business Resources, Inc. as “we,” “us,” “our,” “ClearPoint” or the “company”.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference into this prospectus, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to in this prospectus as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to in this prospectus as the Exchange Act. Forward-looking statements involve risks and uncertainties that could cause results or outcomes to differ materially from those expressed in the forward-looking statements. Forward-looking statements may include, without limitation, statements relating to our plans, strategies, objectives, expectations and intentions and are intended to be made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seek,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. The risks and uncertainties discussed in “Risk Factors” should be considered in evaluating ClearPoint’s forward-looking statements. You should not place undue reliance on our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statements.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making an investment decision.

Company Overview

ClearPoint, formerly Mercer Staffing, Inc., referred to as “Mercer”, was formed in Delaware on January 1, 2005, as a holding company of its wholly owned subsidiaries consisting of Mercer Ventures Inc. and Allied Contract Services, LLC, referred to as “MVI” and “Allied,” respectively. At that time, the owners of MVI and Allied exchanged their respective ownership interests for the common stock of Mercer. MVI, a Pennsylvania corporation, has been in existence since 2001. Allied, a Pennsylvania limited liability company was formed in 2004 to acquire certain assets of New Staff, Inc. Mercer acquired 100% of common stock of Quantum Resources Corporation, referred to as “Quantum,” on July 29, 2005. Effective July 12, 2006, Mercer changed its name to ClearPoint Business Resources, Inc. On August 14, 2006, ClearPoint acquired 100% of the common stock of StaffBridge, Inc. for $233,000 in cash and a note payable of $450,000.

On February 12, 2007, ClearPoint merged with a wholly-owned subsidiary of Terra Nova Acquisition Corporation, referred to as “Terra Nova,” whereby as a result of the merger (referred to as the “merger”), stockholders of ClearPoint received 6,051,549 shares of Terra Nova common stock and ClearPoint became a wholly-owned subsidiary of Terra Nova. A certain percentage of shares of common stock issued by Terra Nova to ClearPoint’s stockholders is being held in escrow subject to finalization of certain closing adjustments and to secure the indemnity rights of Terra Nova under the merger agreement. The merger agreement also provides for the stockholders to receive additional performance payments in three separate annual payments based on the share price of Terra Nova’s common stock after the merger. The performance payments are payable in a combination of cash and shares. Upon the closing of the merger, ClearPoint changed its name to ClearPoint Resources, Inc. and Terra Nova changed its name to ClearPoint Business Resources, Inc. and its securities became listed on The NASDAQ Capital Market.

Effective February 23, 2007, ClearPoint acquired certain assets and liabilities of ALS, LLC and its subsidiaries, doing business as Advantage Services Group, referred to as “ASG,” based in Florida. The purchase price of $24.4 million consisted of cash of $19 million, a note of $2.5 million, shares of ClearPoint’s common stock with a value of $2.5 million (439,367 shares) and the assumption of $0.4 million of current liabilities. ASG’s stockholders may also receive up to two additional $1 million payments in shares of ClearPoint’s common stock based on financial and integration performance metrics of ClearPoint in calendar years 2007 and 2008. The following discussion of ClearPoint’s business takes into account the impact of the ASG acquisition.

ClearPoint is a provider of workforce management services to a diversified group of clients throughout the United States in the transportation, logistics, engineering, scientific, aerospace, allied health, information technology, manufacturing, distribution, call center, financial, hospitality, food service, data processing, legal and administration industries. ClearPoint delivers a comprehensive array of customer-focused business solutions, including vendor management systems, outsourcing programs, staff augmentation, placement and recruiting services, productivity consulting and customized consultative labor solutions. ClearPoint derives its revenues from placing its employees at client locations and billing each client for their time and expenses, and from productivity consulting and implementing innovative performance-based solutions.

On April 18, 2005, our registration statement on Form S-1 for the sale of units, each consisting of one share of common stock and two warrants, was declared effective by the SEC. That registration statement registered, among other securities, 11,520,000 shares of common stock to be issued upon the exercise of the warrants, including 480,000 shares of common stock to be issued upon the exercise of warrants related to 240,000 units underlying the representative’s unit purchase option. This prospectus updates information about us and replaces in its entirety the original prospectus dated April 18, 2005.

ClearPoint’s corporate headquarters are located at 1600 Manor Drive, Suite 110, Chalfont, Pennsylvania, 18914, and our telephone number is (215) 997-7710. ClearPoint operates out of 53 branch offices serving 40 states.

The Offering

Issuer	ClearPoint Business Resources, Inc.

Securities offered in this prospectus

11,760,000 shares of common stock (includes 11,040,000 shares of common stock issuable upon exercise of warrants issued in the initial public offering, 480,000 shares of common stock issuable upon exercise of warrants that are part of the units underlying the representative’s unit purchase option and 240,000 shares of common stock issuable as part of the units underlying the representative’s unit purchase option). This prospectus also relates to 240,000 units included in the representative’s unit purchase option and 480,000 warrants that are part of the units underlying the representative’s unit purchase option.

Securities outstanding as of June 7, 2007, before this offering	— 13,208,916 shares of common stock, including 257,135 shares that are part of the outstanding units issued in the initial public offering;

— 11,040,000 warrants, including 514,270 warrants that are part of the outstanding units issued in the initial public offering; and

— 257,135 units.

Securities outstanding after this offering	— 24,968,916 shares of common stock, assuming the exercise of the representative’s unit purchase option and all of the warrants;

— 11,520,000 warrants, assuming the exercise of the representative’s unit purchase option; and

— 497,135 units.

Use of proceeds

We will receive $9.90 per unit upon the exercise of the representative’s unit purchase option. We will receive $5.00, or $6.65 with respect to warrants included in the units underlying the representative’s unit purchase option, per share upon the exercise of a warrant into one share of our common stock. If the selling securityholders exercise the representative’s unit purchase option and the warrant holders exercise all of the warrants, we will receive proceeds of approximately $2.4 million and $58.4 million, respectively. The proceeds will fund our working capital and other general corporate purposes, including possible acquisitions of businesses that provide workforce management services.

We will not receive any proceeds from the sale by the selling securityholders of the units, warrants or common stock included as part of the units in the representative’s unit purchase option or the sale by the warrant holders of the common stock issuable upon exercise of the warrants.

The NASDAQ Capital Market Symbols

Our common stock is listed on The NASDAQ Capital Market under the symbol “CPBR.” Our warrants are listed on The NASDAQ Capital Market under the symbol “CPBRW.” Our units are listed on The NASDAQ Capital Market under the symbol “CPBRU.”

Risk Factors	You should carefully consider the information under “Risk Factors” included in this prospectus on page 3 so that you understand the risks associated with an investment in our securities.

RISK FACTORS

You should carefully consider the risks and uncertainties described below, as well as the other information included in this prospectus, before making your investment decisions with respect to our securities. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks or uncertainties actually occurs, our business, financial condition and results of operations could be materially and adversely affected. In that case, the value of our securities could decline substantially.

Risks Related to Our Business

We incurred losses over the last three fiscal years, and continued losses may negatively impact our business, financial condition and results of operations.

We incurred net losses of approximately $4.2 million for the three months ended March 31, 2007 and $1.4 million, $1.2 million and $0.4 million for the fiscal years ended December 31, 2006, 2005 and 2004, respectively. As of March 31, 2007 we had an accumulated deficit of approximately $7.6 million. If we continue to experience losses, it may negatively impact our business, financial condition and results of operations.

Our indebtedness may limit cash flow available for our operations.

As of March 31, 2007, we had total long term debt of $20.9 million. In connection with the merger, we retired all outstanding debt with Bridge Healthcare Finance in the amount of approximately $12.5 million. In order to finance the acquisition of certain assets and liabilities of ASG, on February 23, 2007, we entered into a $20.0 million revolving credit facility with Manufacturers and Traders Trust Company, referred to as “M&T,” and a $3.0 million term loan with M&T. Because we are obligated to dedicate a portion of our cash flow to service our debt obligations, our cash flow available for operations will be reduced. The amount of indebtedness we have could limit our flexibility in planning for, or reacting to, changes in the markets in which we compete and require us to dedicate more cash flow to service our debt than we desire. Subject to limitations in our credit agreement, we may incur additional debt in the future, for acquisitions or otherwise, and servicing this debt could further limit our cash flow.

Restrictive covenants in our credit agreement with M&T may reduce our operating flexibility, which may have an adverse effect on our business and financial condition.

The credit agreement related to our revolving credit facility and term loan contains various financial covenants as well as covenants that restrict our ability to, among other matters:

•	incur other indebtedness;

•	enter into any merger or consolidation transaction;

•	sell, lease, assign or otherwise dispose of all or substantially all of our property, business or assets;

•	make acquisitions or investments; and

•	pay dividends or make other distributions on our capital stock.

These restrictions may limit our ability to obtain future financing, make capital expenditures or otherwise take advantage of business opportunities that may arise from time to time. Our ability to meet the financial covenants can be affected by events beyond our control, such as general economic conditions.

Pursuant to the terms of the credit agreement, the failure to comply with covenants constitutes an event of default and entitles the lender to, among other remedies, declare the loans due and payable. If the lender accelerates the repayment of borrowings or exercises other remedies available to it in the event of default, it will have a material adverse effect on our business, financial condition and results of operations.

We intend to expand our operations through acquisitions of small and medium size private companies or divisions or segments of major private and public companies, which may divert management’s attention from day-to-day business operations and that may cause us to lose existing customers.

In recent years, we have experienced significant growth through acquisitions. We intend to continue to expand our business through acquisitions of small and medium size companies or divisions or segments of major private and public companies. Generally, acquisitions involve numerous risks, including, but not limited to, the diversion of management’s attention from other business concerns. If we identify acquisition candidates, management will be devoting a significant portion of their time to acquisition matters and, therefore, management’s attention will be diverted from such activities as sales, marketing and tailoring staffing solutions to meet customers’ needs. If management is not able to address these day-to-day operational tasks, we may lose customers or fail to increase revenue. Although we do not enter into agreements to restrict the type of business which we service, providing staff services to existing customers’ direct competition may cause such existing customers to look elsewhere for staffing services.

We may be unable to successfully integrate operations of ASG, or other businesses that we may acquire in the future, without substantial expense, delays or other operational or financial problems, which could have an adverse effect on our business, financial condition and results of operations.

Our business plan assumes the successful integration of our operations with the operations of ASG or the operations of other businesses that we may acquire in the future. Generally, the process of integrating the operations of another company or division may involve certain difficulties, including, but not limited to:

•	operating a larger combined organization;

•	implementing uniform standards, controls, procedures and policies;

•	combining different corporate cultures; and

•	retaining key employees.

The process of integrating operations could cause the disruption of our business due to the loss of key personnel or inconsistencies in standards and procedures that could adversely affect our operations or our ability to achieve some of the benefits of the acquisition. Difficulties encountered in connection with the integration process could have an adverse effect on our business, financial condition and results of operations.

Approximately 30% of our 2006 revenues was generated from our ten largest customers, the loss of any one of which could have a material adverse effect on our business, financial condition and results of operations.

Approximately 30% of our 2006 revenues was generated from our ten largest customers, taking into account the acquisition of ASG on a pro forma basis. The loss of any one of these customers could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly competitive industry and may be unable to compete successfully against our existing or new competitors, which may adversely impact our business, financial condition and results of operations.

The staffing services market is highly competitive with limited barriers to entry. As of March 31, 2007, some of our strongest competitors included national companies that have greater financial resources and larger marketing presence, such as Kelly Services, Inc., MPS Group, Inc., Addecco, S.A., Manpower, Inc. and Westaff, Inc. Additionally, we compete with specialty providers, including CDI Corporation, PRWT Services, Inc., and Transforce, Inc. We also compete for customers with small, privately held competitors. Price competition in the employment services industry is intense. We expect that the level of competition will remain high, which could limit our ability to maintain or increase our market share or profitability.

There has been a significant increase in the number of customers consolidating their staffing services purchases with a single provider or small group of providers. The trend to consolidate purchases has in some cases made it more difficult for us to obtain or retain customers. We also face the risk that our current or prospective customers may decide to provide similar services internally. If we are unable to successfully compete in the employment services industry, it may adversely affect our business, financial condition and results of operations.

Our vendor management software solution will consistently require upgrades to compete with other software solutions being offered, which will involve a significant capital investment.

We currently provide vendor management solutions for the procurement of contingent labor to a limited customer base. We utilize our proprietary software solution, Staff Pillar, to provide vendor management solutions to our customers. We will need to spend a portion of our capital to continuously upgrade and customize the Staff Pillar software product. If we do not invest a significant portion of our capital to continuously upgrade and customize our vendor management software, we may be unable to compete effectively.

Any significant recurrent economic downturn could result in our customers using fewer temporary employees, which could materially adversely affect our business, financial condition and results of operations.

Demand for our staffing services is significantly affected by the general level of economic activity and unemployment in the United States. Frequently, customers use temporary staffing services to manage personnel costs and staffing needs. When economic activity increases, temporary employees are often added before full-time employees are hired. However, as economic activity slows, many customers reduce their utilization of temporary employees before releasing regular full-time employees. Typically, we may experience less demand for our services and more competitive pricing pressure during periods of economic downturn, which could materially adversely affect our business, financial condition and results of operations.

We are highly dependent on our senior management and the continued performance and productivity of our local management and field personnel; the loss of their services could have a material adverse impact on our business.

We are highly dependent on the continued efforts of the members of our senior management as well as the performance and productivity of our local management and field personnel. The loss of any of the members of our senior management may cause a significant disruption in our business. In addition, the loss of any of our local managers or field personnel may jeopardize existing customer relationships with businesses that use our services based on relationships with these individuals. The loss of the services of members of our senior management, local management or field personnel could have a material adverse effect on our business.

If we fail to attract and retain qualified personnel, it may negatively impact our business, financial condition and results of operations.

Our success depends upon our ability to attract and retain qualified temporary and full-time personnel who possess the skills and experience necessary to meet the staffing requirements of our customers. We must continually evaluate and upgrade our base of available qualified personnel to keep pace with changing customer needs and emerging technologies. Furthermore, a substantial number of our temporary employees during any given year will terminate their employment with us and accept regular staff employment with our customers. Competition for individuals, especially qualified transportation personnel, with proven skills remains intense, and demand for these individuals is expected to remain strong for the foreseeable future. There can be no assurance that qualified personnel will continue to be available to us in sufficient numbers. If we are unable to attract the necessary qualified personnel, it may have a negative impact on our business, financial condition and results of operations.

Pursuant to a settlement agreement, we may no longer solicit employees from a significant competitor, which limits our ability to attract qualified personnel.

In February of 2007, we entered into a three party settlement agreement between ClearPoint, Westaff, Inc., referred to as “Westaff,” and 26 employees hired by us who formerly worked for Westaff. The settlement arose out of lawsuits filed by Weststaff against certain of those employees. The terms of the settlement require us to cease the solicitation of Westaff employees. Our inability to solicit employees from this significant competitor will limit our ability to attract qualified personnel.

We may be exposed to employment-related claims and costs that could materially adversely affect our business, financial condition and results of operations.

We are in the business of employing people and placing them in the workplace of other businesses. Attendant risks of these activities include, but are not limited to:

•	possible claims by customers of employee misconduct or negligence;

•	claims by employees of discrimination or harassment (including claims relating to actions of our customers);

•	fines and costs related to the inadvertent employment of illegal aliens;

•	payment of workers’ compensation claims and other similar claims;

•	violations of wage and hour requirements;

•

errors and omissions of temporary employees (this would include (although there are no claims to date) claims of negligence due to a temporary employee’s lack of intimate familiarity with a customer’s operations); and

•	claims by customers relating to employees’ misuse of customer proprietary information, misappropriation of funds, other criminal activity or torts or similar claims.

Some or all of these claims may give rise to litigation, which could be time-consuming to our management team as well as costly and, therefore, could have a material adverse effect on our business, financial condition and results of operations. There may also be negative publicity with respect to these problems that could have a material adverse effect on our business. We have policies and guidelines in place to help reduce our exposure to these risks and have purchased insurance policies against certain risks in amounts that we believe to be adequate. However, there can be no assurance that our insurance will be sufficient in amount or scope to cover these types of risks.

Our business is subject to extensive government regulation, which may result in additional tax or other costs that could have a material adverse effect on our business, financial condition and results of operations.

We are subject to a number of federal, state and local laws and regulations related to the employment services industry. Changes in laws or government regulations may result in the imposition of new or additional benefit, licensing or tax requirements that could reduce our revenues and earnings. There can be no assurance that we will be able to cover increased costs resulting from any changes in laws or government regulations. Any future changes in laws or government regulations may make it more difficult or expensive for us to provide staffing services and could have a material adverse effect on our business, financial condition and results of operations.

If we fail to maintain an effective system of internal control over financial reporting and disclosure controls and procedures, we may be unable to accurately report our financial results and comply with our reporting requirements. As a result, current and potential stockholders may lose confidence in our financial reporting and disclosure, which could adversely affect our business and we could be subject to regulatory scrutiny.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (referred to as “Section 404”), we will be required, beginning with our annual report on Form 10-K for the fiscal year ending December 31, 2007, to include in annual reports on Form 10-K, our management’s report on internal control over financial reporting and, beginning with our annual report on Form 10-K for the fiscal year ending December 31, 2008, the registered public accounting firm’s attestation report on the management’s assessment of our internal control over financial reporting. We are in the process of preparing an internal plan of action for compliance with the requirements of Section 404. As a result, we cannot guarantee that we will not have any “significant deficiencies” or “material weaknesses” within our processes. Compliance with the requirements of Section 404 is expected to be expensive and time-consuming. While we are working diligently in our preparation, if we fail to complete this evaluation in a timely manner, we could be subject to regulatory scrutiny and a loss of public confidence in our internal control over financial reporting. In addition, any failure to establish an effective system of disclosure controls and procedures could cause our current and potential stockholders and customers to lose confidence in our financial reporting and disclosure required under the Exchange Act, which could adversely affect our business.

Risks Related to Our Securities

Voting control by our executive officers, directors and other affiliates may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

In connection with the merger, Vahan Kololian, our lead director, Michael D. Traina, our Chairman of the board of directors and Chief Executive Officer, and Optos Capital, LLC, controlled by Christopher Ferguson, our director and President, entered into a voting agreement. These persons have agreed to vote for each other’s designees to our board of directors through director elections in 2008. Accordingly, they will be able to control the election of directors and, therefore, our policies and direction during the term of the voting agreement. As of June 7, 2007, these persons beneficially owned 57% of our common stock. This concentration of ownership and voting agreement could have the effect of delaying or preventing a change in our control or discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock. See “— Anti-takeover provisions to which we may be subject may make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to our stockholders.”

There is not presently an active market for our securities, including shares of our common stock, and, therefore, you may be unable to sell any shares of common stock in the event that you need a source of liquidity.

Although units, warrants and shares of our common stock are listed on The NASDAQ Capital Market, the trading in these securities has substantially less liquidity than the trading in the securities of many other companies listed on that market. A public trading market in our securities having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our securities at any time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. In the event an active market for our securities, including the shares of our common stock, does not develop, you may be unable to resell your shares of common stock or other securities at or above the price you paid for them or at any price.

Issuance of shares of our common stock upon the exercise or conversion of derivative securities may cause significant dilution of equity interests of existing holders of common stock, reduce the proportionate voting power of existing holders of common stock and reduce the value of our common stock.

As of June 7, 2007, 13,208,916 shares of common stock were issued and outstanding, 11,040,000 shares of common stock were issuable upon the exercise of the warrants, 240,000 shares of common stock were issuable upon the exercise of the representative’s unit purchase option, 480,000 shares of common stock were issuable upon the exercise of warrants which are part of the units included in the representative’s unit purchase option and 2,750,000 shares of common stock were reserved for issuance under our 2006 Long-Term Incentive Plan. Should existing holders of warrants or other securities exercisable or convertible into shares of our common stock exercise or convert such derivative securities into shares of our common stock, it may cause significant dilution of equity interests of existing holders of common stock, reduce the proportionate voting power of existing holders of common stock and reduce the value of our common stock and outstanding warrants.

Our stock price may be subject to significant volatility and could suffer a decline in value.

The market price of our common stock may be subject to significant volatility. We believe that many factors, including several which are beyond our control, have a significant effect on the market price of our common stock and could cause the market price of our common stock to decline. These factors include, but are not limited to, the following:

•	actual or anticipated variations in our quarterly operating results;

•	announcements of new services by us or our competitors;

•	announcements relating to strategic relationships or acquisitions;

•	changes in general economic conditions;

•	actual or anticipated changes in laws and government regulations;

•	changes in industry trends or conditions; and

•	sales of a significant number of shares of our common stock or other securities in the market.

In addition, the stock market in general, and The NASDAQ Capital Market in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

Anti-takeover provisions to which we may be subject may make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to our stockholders.

Anti-takeover provisions in the General Corporation Law of the State of Delaware and our Amended and Restated Certificate of Incorporation and Bylaws could hinder or delay a change in control of our company, including transactions in which holders of common stock might otherwise receive a premium over the market price of their shares at the time of the transaction. For example, our Amended and Restated Certificate of Incorporation establishes a classified or “staggered” board of directors, which means that only approximately one third of our directors is required to stand for election at each annual meeting of our stockholders. Our Amended and Restated Certificate of Incorporation authorizes us to issue 60,000,000 shares of common stock and 1,000,000 shares of “blank check” preferred stock. No shares of preferred stock were outstanding as of June 7, 2007. As of June 7, 2007, 13,208,916 shares of common stock were issued and outstanding, 11,040,000 shares of common stock were issuable upon the exercise of the warrants, 240,000 shares of common stock were issuable upon the exercise of the representative’s unit purchase option, 480,000 shares of common stock were issuable upon the exercise of warrants which are part of the units included in the representative’s unit purchase option and 2,750,000 shares of common stock were reserved for issuance under our 2006 Long-Term Incentive Plan. Therefore, our board of directors may issue additional shares of common stock or issue preferred stock convertible into shares of common stock, which could significantly dilute the ownership of a potential acquirer. Also, pursuant to our Bylaws, it may be difficult for the potential acquirer to call a special meeting of our stockholders because only a majority of the board of directors, our Chief Executive Officer, the Chairman, or the stockholders owning a majority of our capital stock entitled to vote may call a special meeting of stockholders. For a discussion of the anti-takeover effect of the voting agreement among our three stockholders, see “— Voting control by our executive officers, directors and other affiliates may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.”

We may issue shares of preferred stock that could be entitled to dividends, liquidation preferences and other special rights and preferences not shared by holders of our common stock.

We are authorized to issue up to 1,000,000 shares of “blank check” preferred stock. We may issue shares of preferred stock in one or more series as our board of directors may from time to time determine without stockholder approval. The voting powers, preferences and other special rights and the qualifications, limitations or restrictions of each such series of preferred stock may differ from each other. The issuance of any such series of preferred stock could materially adversely affect the rights of holders of our common stock and could reduce the value of our common stock.

We do not pay cash dividends on our common stock and do not anticipate doing so in the foreseeable future.

We are subject to contractual limitations on the payment of dividends under our credit agreement. As a Delaware corporation, we may not declare and pay dividends on our capital stock if the amount paid exceeds an amount equal to the surplus, which represents the excess of our net assets over paid-in-capital or, if there is no surplus, our net profits for the current and/or immediately preceding fiscal year. Under applicable Delaware case law, dividends may not be paid on our common stock if we become insolvent or the payment of dividends will render us insolvent. We do not pay, and we do not anticipate paying, any cash dividends on the common stock in the foreseeable future.

A substantial number of our outstanding shares of common stock or shares of common stock issuable upon the exercise of outstanding warrants and the representative’s unit purchase option are eligible for future sale and the sale of our shares of common stock into the market may depress our stock price.

Our stock price may be depressed by future sales of our shares of common stock or the perception that future sales may occur. A substantial number of outstanding shares of our common stock as well as shares of common stock issuable upon the exercise of the warrants and the exercise of the representative’s unit purchase option are eligible for future sale. We are unable to estimate the amount, timing or nature of future sales of common stock. Sales of substantial amounts of common stock in the public market, or the perception that these future sales may occur, may lower the common stock’s market price.

USE OF PROCEEDS

We will receive $9.90 per unit upon the exercise of the representative’s unit purchase option. We will receive $5.00, or $6.65 with respect to warrants included in the units underlying the representative’s unit purchase option, per share upon the exercise of a warrant into one share of our common stock. If the selling securityholders exercise the representative’s unit purchase option and the warrant holders exercise all of the warrants, we will receive proceeds of approximately $2.4 million and $58.4 million, respectively. The proceeds will fund our working capital and other general corporate purposes, including possible acquisitions of businesses that provide workforce management services.

We will not receive any proceeds from the sale by the selling securityholders of the units, warrants or common stock included as part of the units in the representative’s unit purchase option or the sale by the warrant holders of the common stock issuable upon exercise of the warrants.

SELLING SECURITYHOLDERS

We originally issued an option to purchase 240,000 units, which consist of shares of common stock, warrants and shares of common stock issuable upon exercise of the warrants, in connection with our initial public offering on August 18, 2005 to EarlyBirdCapital, Inc., who acted as the representative of the underwriters in such offering, whom we refer to as the representative.

This prospectus relates to resales of units, shares of common stock and warrants issuable upon exercise of the representative’s unit purchase option and shares of common stock issuable upon exercise of the warrants included as part of the units underlying the representative’s unit purchase option by the selling securityholders as described below under “Plan of Distribution.” The registration statement of which this prospectus forms a part has been filed with the SEC pursuant to the registration rights granted in connection with the original issuance of the representative’s unit purchase option to afford the selling securityholders the opportunity to sell their securities in public transactions rather than pursuant to exemptions from the registration and prospectus delivery requirements of the Securities Act. In order to take advantage of that opportunity, the selling securityholders must provide information about themselves and the securities they are selling as required under the Securities Act.

The selling securityholders listed below are the selling securityholders under this prospectus. The following table sets forth information, as of June 7, 2007, a recent practicable date prior to the effectiveness of the registration statement of which this prospectus forms a part, with respect to the selling securityholders named below and the respective:

•	number of units included in the representative’s unit purchase option;

•	number of warrants and shares of common stock included as part of the units issuable upon exercise of the representative’s unit purchase option by the selling securityholder; and

•	number of shares of common stock issuable upon exercise of the warrants included as part of the units underlying the representative’s unit purchase option that may be offered pursuant to this prospectus together with the number of securities owned by the selling securityholders prior to this offering. This information was supplied to us by the selling securityholders named in the table and may change from time to time. Because the selling securityholders may offer all or some portion of these securities pursuant to this prospectus, and because we are not currently aware of any agreements, arrangements or understandings with respect to the sale of these securities, we cannot predict the number of shares or principal amount of the securities that will be held by the selling securityholders upon termination of this offering.

Except as described above, no selling securityholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

A selling securityholder may, under this prospectus, from time to time offer and sell the number of securities listed in the table below opposite the holder’s name. Prior to any use of this prospectus in connection with an offering of theses securities by a beneficial owner not listed as a selling securityholder below or its transferee, pledge, donee or other successor, this prospectus will be supplemented to set forth the name and information with respect to that person.

Selling Securityholder	Units Owned Before Offering and Being Offered (1)		Warrants Owned Before Offering and Being Offered (1)		Shares of Common Stock Owned Before Offering and Being Offered (1)			Units, Warrants and Shares of Common Stock Owned After Offering (2)
	Number	%	Number	%	Number		%	Number	%
EarlyBirdCapital, Inc. (3)	138,000	27.8	276,000	2.4	414,000	(4)	1.7	0	—
David Nussbaum (3)	60,000	12.1	120,000	1.0	180,000	(5)	*	0	—
Steven Levine (3)	40,000	8.0	80,000	*	120,000	(6)	*	0	—
Eileen Moore (3)	1,000	*	2,000	*	3,000	(7)	*	0	—
Pat Steo (3)	1,000	*	2,000	*	3,000	(7)	*	0	—

*	Less than 1%.

(1)	Represents securities included in the representative’s unit purchase option and assumes the exercise of the representative’s unit purchase option and the warrants included in such option. Assumes (i) units outstanding of 497,135, including 240,000 units issuable upon the exercise of the representative’s unit purchase option; (ii) warrants outstanding of 11,520,000, including 480,000 warrants included as part of the units in the representative’s unit purchase option; and (iii) shares of common stock outstanding of 24,968,916, including 240,000 shares of common stock issuable as part of the units underlying the representative’s unit purchase option, 480,000 shares of common stock issuable upon the exercise of warrants included as part of the units in the representative’s unit purchase option and 11,040,000 shares of common stock issuable upon the exercise of warrants issued in our initial public offering.

(2)	Because the selling securityholders identified in this table may sell some, all or none of the warrants owned by them that are registered under this registration statement, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities registered hereunder, no estimate can be given as to the number of securities available for resale hereby that will be held by the selling securityholders at the time of the effectiveness of the registration statement of which this prospectus forms a part. Therefore, we have assumed for purposes of this table that the selling securityholders will sell all of the securities beneficially owned by them.

(3)	EarlyBirdCapital, Inc. is, under the interpretation of the SEC, an “underwriter” within the meaning of the Securities Act. Each of Messrs. Nussbaum, Levine, Moore and Steo is an affiliate of EarlyBirdCapital, Inc. and may, therefore, be deemed to be an “underwriter” within the meaning of the Securities Act.

(4)	Represents 138,000 shares included in the representative’s unit purchase option and 276,000 shares issuable upon exercise of the warrants included as part of the units in the representative’s unit purchase option.

(5)	Represents 60,000 shares included in the representative’s unit purchase option and 120,000 shares issuable upon exercise of the warrants included as part of the units in the representative’s unit purchase option.

(6)	Represents 40,000 shares included in the representative’s unit purchase option and 80,000 shares issuable upon exercise of the warrants included as part of the units in the representative’s unit purchase option.

(7)	Represents 1,000 shares included in the representative’s unit purchase option and 2,000 shares issuable upon exercise of the warrants included as part of the units in the representative’s unit purchase option.

Prior to any use of this prospectus in connection with an offering of the securities by any holder not identified above, we will file a further post-effective amendment to the registration statement of which this prospectus forms a part, to set forth the name and aggregate amount of the securities beneficially owned by the selling securityholder intending to sell such securities to be offered. The prospectus, as supplemented, will also disclose whether any selling securityholder selling in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus if such information has not been disclosed herein.

PLAN OF DISTRIBUTION

We will issue shares of our common stock, upon the receipt of the full exercise price, in connection with the exercise of the warrants.

The selling securityholders may from time to time directly sell their securities to purchasers. Alternatively, the selling securityholders may from time to time offer these securities through underwriters, brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of these securities for whom they may act as agent.

We cannot assure you that the selling securityholders will sell any or all of their securities under this prospectus or that the selling securityholders will not transfer, devise or gift their securities by means other than pursuant to the registration statement or this prospectus.

The selling securityholders and any brokers, dealers or agents who participate in the distribution of the securities by the selling securityholders covered by this prospectus may be deemed to be “underwriters,” and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent a selling securityholder may be deemed to be an underwriter, the selling securityholder may be subject to some statutory liabilities of the Securities Act, including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If a selling securityholder is deemed to be an underwriter, it will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of The NASDAQ Capital Market pursuant to Rule 153 of the Securities Act.

The securities offered hereby by the selling securityholders may be sold from time to time by, as applicable, the selling securityholders or, to the extent permitted, by pledgees, donees, transferees or other successors in interest including by disposal from time to time in one or more transactions through any one or more of the following, as appropriate:

•	a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	an exchange distribution in accordance with the rules of that exchange or transactions in the over-the-counter market;

•	in transactions otherwise than in the over-the-counter market;

•	through the writing of put or call options on the securities;

•	short sales of the securities and sales to cover the short sales;

•

the pledge of the securities as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the securities or interests therein;

•	the distribution of the securities by the selling securityholders to their partners, members or securityholders;

•

sales through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders or successors in interest or from the purchasers of the shares for whom they may act as agent; and

•	a combination of any of the above.

In addition, the securities covered by this prospectus may be sold in private transactions or under Rule 144 rather than under this prospectus.

Sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate.

Upon being notified by a selling securityholder that any material arrangement has been entered into with an underwriter, broker, dealer or agent regarding the sale of securities covered by this prospectus, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from a selling securityholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus forms a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities.

To our knowledge, there are currently no agreements, arrangements or understandings between the selling securityholders and any broker, dealer, agent or underwriter regarding the sale by a selling securityholder of shares of common stock or warrants covered by this prospectus. The selling securityholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for particular periods prior to the commencement of the distribution. All of the foregoing may affect the marketability of these securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

Under the terms of agreements between us and the selling securityholders, selling securityholders, on the one hand, and we, on the other hand, have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

INDEMNIFICATION

Our amended and restated certificate of incorporation provides that we will indemnify our directors and executive officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXPERTS

Lazar Levine & Felix LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on April 5, 2007 , as set forth in its report, which is incorporated into this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Lazar Levine & Felix LLP’s report, given its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document that we have filed with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available to you free of charge at the SEC’s website at http://www.sec.gov. We use our website, http://www.clear-point.com., to disclose certain information about us. The information on this website is not and should not be considered part of this prospectus and is not incorporated into this prospectus by reference. This website is, and is only intended to be, inactive textual references.

This prospectus forms a part of the registration statement; however, the prospectus does not include all of the information included in the registration statement. As a result, you should refer to the registration statement for additional information about us and the securities being offered in this prospectus. The SEC also allows us to “incorporate by reference” the information we file with the SEC which means we can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this prospectus. Later information filed by us with the SEC updates and supersedes this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the prospectus are not necessarily complete and you should review the referenced document itself for a complete understanding of its terms.

The following documents filed by ClearPoint with the SEC are hereby incorporated by reference in this Registration Statement, other than the information contained in these documents that was furnished to the SEC, which information is not incorporated by reference in this Registration Statement:

(i)	ClearPoint’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed with the SEC on February 9, 2007;

(ii)	ClearPoint’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 filed with the SEC on May 21, 2007;

(iii)	ClearPoint’s Proxy Statement filed with the SEC on January 22, 2007;

(iv)	ClearPoint’s Current Report on Form 8-K filed with the SEC on May 22, 2007;

(v)	ClearPoint’s Current Report on Form 8-K/A filed with the SEC on May 14, 2007;

(vi)	ClearPoint’s Current Report on Form 8-K/A filed with the SEC on May 11, 2007;

(vii)	ClearPoint’s Current Report on Form 8-K filed with the SEC on April 5, 2007;

(viii)	ClearPoint’s Current Report on Form 8-K filed with the SEC on February 28, 2007;

(ix)	ClearPoint’s Current Report on Form 8-K filed with the SEC on February 15, 2007;

(x)	ClearPoint’s Current Report on Form 8-K filed with the SEC on February 12, 2007;

(xi)	ClearPoint’s Current Report on Form 8-K filed with the SEC on January 24, 2007;

(xii)	ClearPoint’s Current Report on Form 8-K filed with the SEC on January 10, 2007; and

(xiii)	The description of ClearPoint’s securities, which is incorporated by reference to ClearPoint’s Current Report on Form 8-K filed with the SEC on June 27, 2007 and any amendment or report filed for the purpose of updating such description.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the date that this offering of our securities is terminated shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of filing of the document. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We will provide, upon written or oral request without charge, to each person to whom this prospectus is delivered a copy of any or all of the documents which are incorporated into this prospectus by reference (other than exhibits to those documents unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). If you would like to request a copy of such document, please write or call us at:

ClearPoint Business Resources, Inc.

Attention: Christopher Ferguson, President

1600 Manor Drive, Suite 110

Chalfont, PA 18914

(215) 997-7710

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimates (other than of the SEC registration fee) of ClearPoint’s expenses in connection with the issuance and distribution of the shares of common stock being registered:

SEC registration fee	$1,865.58	(1)(2)
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$5,000.00
Printing and engraving expenses Printing and engraving expenses	$750.00
Miscellaneous expenses	$384.42

Total	$58,000.00

(1)	Actual; all other expenses are estimated.
(2)	Previously paid.

item 15. Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware (the “GCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the GCL or obtained an improper personal benefit.

Section 145 of the GCL provides for indemnification by a corporation of its directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Amended and Restated Certificate of Incorporation (the “Certificate”) of ClearPoint eliminates personal liability of ClearPoint’s directors to ClearPoint or its stockholders for monetary damages for breach of fiduciary duty as directors to the extent permitted by the GCL. The Certificate also provides for indemnification of its directors and officers to the fullest extent permitted by Section 145 of the GCL.

Subject to certain limitations, the Bylaws (the “Bylaws”) of ClearPoint provide for indemnification of its directors and officers in connection with any threatened, pending or completed (i) action, suit or proceeding, whether civil, criminal, administrative or investigative, or (ii) action or suit by or in the right of ClearPoint to procure a judgment in its favor, by reason of the fact that such director or officer is or was a director or officer of ClearPoint or is or was serving at the request of ClearPoint as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise. ClearPoint will indemnify such directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred in connection with any such action, suit or proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of ClearPoint. In the case of criminal actions or proceedings not by or in the right of ClearPoint, no indemnification shall be made if the director or officer had reasonable cause to believe the conduct was unlawful. In the case of actions or suits by or in the right of ClearPoint, no indemnification shall be made in respect of any claim, issue or matter as to which such director or officer has been adjudged to be liable to ClearPoint unless the court in which such action or suit was brought determines that, despite the adjudication of liability, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

The Certificate and Bylaws also provide that, subject to certain limitations, ClearPoint shall pay the expenses incurred by a director or officer entitled to indemnification in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by ClearPoint.

The indemnification and advancement or reimbursement of expenses provisions set forth in the Bylaws shall not be deemed exclusive of any other rights to which ClearPoint’s directors or executive officers may be entitled under any agreement or otherwise.

ClearPoint purchased a policy of directors’ and officers’ liability insurance.

Item 16. Exhibits

Exhibit Number	Description of Document

4.1	Specimen Common Stock Certificate, incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC on February 12, 2007.

4.2	Specimen Warrant Certificate, incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the SEC on February 12, 2007.

4.3	Specimen Unit Certificate, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on February 12, 2007.

4.4	Form of Warrant Agreement, incorporated by reference to Exhibit 4.5 of the Registration Statement on Form S-1 filed with the SEC on January 31, 2005.

4.5	Warrant Clarification Agreement dated September 6, 2006 between Terra Nova and Continental Stock Transfer & Trust Company, incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the SEC on September 12, 2006.

4.6	Form of Unit Purchase Option, incorporated by reference to Exhibit 4.4 to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-122439) filed with the SEC on April 4, 2005.

5.1	Legal Opinion.*

23.1	Consent of Lazar Levine & Felix LLP.

24.1	Power of Attorney (included on the signature page).

*	Previously filed.

Item 17. Undertakings

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement; and

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to the Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chalfont, Pennsylvania as of June 28, 2007.

CLEARPOINT BUSINESS RESOURCES, INC.

By:	/S/ MICHAEL D. TRAINA
Michael D. Traina, Chief Executive Officer (Duly Authorized Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Michael Traina, Christopher Ferguson and Kurt A. Braun, his true and lawful attorney-in-fact and agent with full power of substitution or resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and as of the date indicated.

Signature	Capacity	Date

/s/ MICHAEL D. TRAINA Michael D. Traina	Chairman and Chief Executive Officer (principal executive officer)	June 28, 2007

/s/ KURT A. BRAUN Kurt A. Braun	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	June 28, 2007

/s/ BRENDAN CALDER Brendan Calder	Director	June 28, 2007

/s/ CHRISTOPHER FERGUSON Christopher Ferguson	President, Secretary and Director	June 28, 2007

/s/ HARRY H. GLASSPIEGEL Harry H. Glasspiegel	Director	June 28, 2007

/s/ VAHAN KOLOLIAN Vahan Kololian	Director	June 28, 2007

/s/ PARKER DREW Parker Drew	Director	June 28, 2007

/s/ MICHAEL PERRUCCI Michael Perrucci	Director	June 28, 2007

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Specimen Common Stock Certificate, incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC on February 12, 2007.

4.2	Specimen Warrant Certificate, incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the SEC on February 12, 2007.

4.3	Specimen Unit Certificate, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on February 12, 2007.

4.4	Form of Warrant Agreement, incorporated by reference to Exhibit 4.5 of the Registration Statement on Form S-1 filed with the SEC on January 31, 2005.

4.5	Warrant Clarification Agreement dated September 6, 2006 between Terra Nova and Continental Stock Transfer & Trust Company, incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the SEC on September 12, 2006.

4.6	Form of Unit Purchase Option, incorporated by reference to Exhibit 4.4 to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-122439) filed with the SEC on April 4, 2005.

5.1	Legal Opinion.*

23.1	Consent of Lazar Levine & Felix LLP.

24.1	Power of Attorney (included on the signature page).

*	Previously filed.